Exhibit 10.7

Supplement to Employment Agreement

This Supplement (“Supplement”) to the Employment Agreement dated as of March 31, 2007, as amended or supplemented from time to time, by and between Autoliv, Inc. (“Autoliv”) and Jan Carlson (the “Autoliv Employment Agreement”) is made by and between Autoliv, and Jan Carlson (“Executive”), dated as of March 21, 2018.

1.

Autoliv is currently in the process of reorganizing its corporate structure to align with its two reporting segments – Passive Safety and Electronics – and upon completion of the internal reorganization, the Passive Safety business (“PAS”) and the Electronics business (“ELE”), will each be a separate entity within the Company (the “Internal Reorganization”).  The ELE business will be named “Veoneer, Inc.”

2.

Effective as of the Internal Reorganization, Veoneer desires to engage Executive as the President and Chief Executive Officer of Veoneer, and Veoneer and Executive shall enter into an employment agreement in connection therewith (the “Veoneer Employment Agreement”).

3.	This Veoneer Employment Agreement shall be effective as of the Internal Reorganization. The earliest date on which the Internal Reorganization would be completed would be April 1, 2018.

4.

Following the Internal Reorganization, Executive will continue to serve as the President and Chief Executive Officer of Autoliv.  The Autoliv Employment Agreement shall remain in place and unchanged following the Internal Reorganization.

5.

The Autoliv Employment Agreement shall continue to govern the rights and obligations of the parties with respect to Executive’s employment thereunder.  Notwithstanding anything in this Veoneer Employment Agreement or the Autoliv Employment Agreement to the contrary:

a.

The Autoliv Employment Agreement shall continue to govern the compensation and benefits payable to Executive.  Executive’s current base salary and benefits shall remain unchanged as of the date of the Internal Reorganization. The expense related to the Executive’s base salary and other benefits shall be allocated between each of Autoliv and Veoneer based upon actual time and services rendered by Executive to each company.

b.

The Autoliv Employment Agreement and Severance Agreement shall continue to govern the compensation and benefits payable to Executive in the event of his termination of employment.  Should Executive incur a termination of employment entitling him to severance pay and benefits pursuant to the terms and conditions of the Autoliv Employment Agreement and Severance Agreement, one hundred percent (100%) of such expense shall be borne by Autoliv.

[Signatures on following page]

IN WITNESS WHEREOF, this Employment Agreement has been executed the day and year first above written.

For Autoliv Inc.

/s/ James Ringler
James Ringler
Chairman of the Compensation Committee & Lead Director

Executive

/s/ Jan Carlson
Jan Carlson

/s/ Karin Eliasson
Karin Eliasson
GVP Human Resources and Sustainability